CONTACTS:
Investors: Julie Loftus Trudell	News Media: Kent Jenkins Jr.
Senior Vice President, Investor Relations	Senior Vice President, Communications
AMERIGROUP Corporation	AMERIGROUP Corporation
(757) 321-3597	(757) 769-7859

AMERIGROUP Corporation Announces Second Quarter 2008 Results

Provides 2008 Full-Year Guidance; Resolves Litigation;
Announces Expansions in Florida and New Mexico

VIRGINIA BEACH, Va. (July 23, 2008) – AMERIGROUP Corporation (NYSE: AGP) today announced a loss of $162.5 million, or $3.07 per diluted share, for the second quarter of 2008. Included in the results for the second quarter of 2008 is a one-time charge of $234.2 million, or $199.2 million net of the estimated tax effect, for the previously announced agreement in principle which, when concluded, will resolve the civil qui tam litigation.

Excluding the impact of this charge, second quarter net income would have been $36.7 million, or $0.68 per diluted share, versus $32.8 million, or $0.61 per diluted share, for the second quarter of 2007. This compares to $35.1 million, or $0.65 per diluted share, for the first quarter of 2008.

The Company also announced it expects the full-year 2008 net loss to be in the range of $1.45 to $1.35 per diluted share, which includes the impact of the one-time charge for the litigation settlement. Excluding this charge, the Company expects full-year 2008 earnings in the range of $2.30 to $2.40 per diluted share.

Highlights:
•	Second quarter total revenues of $1.1 billion, a 12.5% increase over the second quarter of 2007 and 3.8% increase sequentially.
•	Membership increased 12.6% to 1.7 million versus the second quarter of 2007 and increased 1.9% sequentially.
•	Cash flow from operations was $95.8 million for the six months ended June 30, 2008 and $102.4 million for the three months ended June 30, 2008.
•	Health benefits ratio of 82.0% of premium revenues for the second quarter.
•	Selling, general and administrative expense ratio of 13.1% of total revenues for the second quarter.
•	Days in claims payable was 54 days, compared to 53 days in the first quarter of 2008.
•
Renewed contract with the State of Tennessee through June 30, 2009. The renewal included a rate increase of 6.2% for the period April 1, 2008 through June 30, 2008, based on the Company’s mix of membership. Rates will increase further beginning July 1, 2008 by 5.5% based on the Company’s anticipated mix of membership. In addition, the Company received a one-time premium increase of $47.3 million which is included in the second quarter results, to cover the cost of unexpectedly high private duty nursing services for the period April 1, 2007 to March 31, 2008. These expenses had inflated rapidly prior to the start of the new managed care program and were not fully accounted for in the State’s premium rates.

•
Successful bidder in the Florida Healthy Kids program that will expand the service area of the Company’s Florida subsidiary from eight to thirteen counties in offering health insurance to many of Florida’s uninsured children.

•
Finalized plans to begin serving individuals in New Mexico's new Coordinated Long-Term Services (CLTS) program that constitutes one of the Nation's first comprehensive programs to coordinate long-term care for individuals.

•	Recorded one-time charges associated with the exit from the District of Columbia market as well as an impairment charge for discontinuation of operations in West Tennessee to occur later this year.

“Our results for the second quarter and year-to-date reflect our success in coming to closure with  several major challenges that had confronted our Company and, at the same time, securing promising new opportunities that we believe will sustain our growth in the future,” said James G. Carlson, AMERIGROUP's Chairman  and Chief Executive Officer.  “The State of Tennessee provided us with rate actions that recognize the healthcare needs of our Tennessee members.  Our District of Columbia health plan concluded its operations with an orderly transition of care for its members.  And we ended the lengthy, complex litigation related to the operation of our former Illinois subsidiary.”

Carlson continued, “While closing those chapters, new opportunities are open to us.  We expanded our ability to serve uninsured children through the Florida Healthy Kids program and finalized plans to serve our first members in the western United States beginning August 1 in the State of New Mexico.  We are particularly excited to inaugurate New Mexico's groundbreaking coordinated long-term care services program, which will address the extensive healthcare needs of some of that State's most vulnerable citizens.”

Reconciliation of Non-GAAP Financial Measures
Second Quarter Operating Results Excluding Litigation Settlement Charge

The following table presents the Company’s consolidated operations for the three months ended June 30, 2008 and the charges recorded in the consolidated statement of operations for the three months ended June 30, 2008. Management believes that the presentation of certain financial information in this press release (such as (loss) income before income taxes, income tax (benefit) expense, net (loss) income and diluted net (loss) income per share), excluding the litigation settlement charge that was recorded in the three months ended June 30, 2008, all of which is non-GAAP financial information, is useful to investors and improves the comparability of the Company’s ongoing operational results between periods. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

	GAAP	Less: Impact	Adjusted
	Three months ended	of Litigation	Three months ended
	June 30, 2008	Settlement	June 30, 2008
Revenues:
Premium	$1,111,181	$-	$1,111,181
Investment income and other	18,463	-	18,463
Total revenues	1,129,644		1,129,644

Expenses:
Health benefits	911,471	-	911,471
Selling, general and administrative	148,084	-	148,084
Litigation settlement	234,205	234,205	-
Depreciation and amortization	8,871	-	8,871
Interest	2,899	-	2,899
Total expenses	1,305,530	234,205	1,071,325
(Loss) income before income taxes	(175,886)	(234,205)	58,319
Income tax (benefit) expense	(13,347)	(34,995)	21,648
Net (loss) income	$(162,539)	$(199,210)	$36,671

Basic net (loss) income per share	$(3.07)	$(3.76)	$0.69
Diluted net (loss) income per share	$(3.07)	$(3.75)	$0.68

Basic shares outstanding	52,953,851		52,953,851
Fully diluted shares outstanding	52,953,851		53,814,812

Premium Revenue
Premium revenue for the second quarter of 2008 increased 12.7% to $1.1 billion compared with $986.0 million in the second quarter of 2007. Sequentially, premium revenue increased $45.4 million, or 4.3%, compared with the first quarter of 2008 reflecting the impact of the Tennessee rate action, including the one-time premium increase. The second quarter was also impacted by net membership increases, member mix changes and other routine premium adjustments. Additionally, the sequential comparison is impacted by the elevated premium level reported in the first quarter of 2008 associated with a $10.4 million retroactive rate increase in Georgia.

Investment Income
Second quarter investment income and other revenue was $18.5 million compared with $17.8 million in the second quarter of 2007. Sequentially, investment income and other revenue decreased $4.1 million or 18.3% due to the ongoing reinvestment of maturing fixed income securities at current market rates, which are lower than the yields on the maturing securities.

Health Benefits
Health benefits as a percent of premium revenues were 82.0% for the second quarter of 2008 versus 83.1% in the second quarter of 2007 and compared to 82.1% for the first quarter of 2008.

In Tennessee, the combination of a rate increase and a one-time premium payment along with elevated estimates of incurred medical costs during the second quarter and unfavorable prior period development resulted in a health benefits ratio of 86.5% for the second quarter.

The balance of the Company, excluding Tennessee, produced a health benefits ratio of 81.1% in the second quarter, reflecting effective ongoing management of medical costs.

Selling, General and Administrative Expenses
Selling, general and administrative expenses were $148.1 million, or 13.1% of total revenue, for the second quarter of 2008, compared with $144.5 million, or 13.3% in the first quarter of 2008. The second quarter reflects charges of $9.7 million, or $0.11 per diluted share, associated with the exit from the District of Columbia and discontinuation of operations in West Tennessee to occur later this year. Of the $9.7 million in one-time charges, $8.8 million represent a non-cash write-off of acquisition related goodwill.

Partially offsetting the increase in SG&A expenses due to the exit costs noted above, was the impact of ongoing efforts to control administrative costs as well as a sequential decline in experience rebate expense in Texas.

Balance Sheet Highlights
Cash and investments at June 30, 2008 totaled $1.5 billion. Unregulated cash and investments were $531.4 million of which $180.1 million was unrestricted.

Medical claims payable totaled $541.7 million, representing 54 days of claims expense which compares to 53 days in the previous quarter.

Cash Flow Highlights
Cash flow provided by operations totaled $95.8 million for the six months ended June 30, 2008 versus $167.4 million for the six months ended June 30, 2007. For the three months ended June 30, 2008, cash flow from operations was $102.4 million.

Share Repurchase
AMERIGROUP repurchased 600,000 shares of its common stock for $15.7 million during the second quarter of 2008. Year-to-date, the Company purchased 700,200 shares for $19.3 million. The Company has approximately 1.3 million shares remaining under its existing share repurchase authority.

Legal Settlement Charge
As previously announced, the Company has reached an agreement in principle that when concluded will resolve the civil qui tam litigation related to alleged actions of the Company’s former subsidiary in Illinois during the years 2000-2003. The agreement in principle is subject to negotiation of certain non-financial terms and execution of definitive settlement documents by the parties.

The Company included a one-time charge for the settlement of approximately $199.2 million, net of the estimated tax effect, in the second quarter ended June 30, 2008. When finalized, the Company will pay the settlement from restricted funds previously established to cover costs related to the judgment.  Following the payment, which is expected to occur during the third quarter of 2008, the Company’s unrestricted cash balance will increase by approximately $117.1 million due to the release of excess restricted funds.   These funds will be available for general corporate purposes. The Company will also be favorably impacted by an estimated tax effect of approximately $35.0 million.

2008 Outlook
Excluding the impact of the litigation charge recorded in the second quarter, the Company expects 2008 annual earnings in the range of $2.30 to $2.40 per diluted share.

Full-year 2008 guidance includes, among others factors, the impact of:
•	A net dilutive impact of starting operations in New Mexico, which the Company has valued at $0.08 per diluted share during the second half of the year;
•	The loss of interest income on funds used to pay the litigation settlement, which the Company expects to reduce earnings by $0.03 per diluted share during the second half of the year; and
•	Moderated expectations for Florida rates effective September 1.

The Company’s 2008 earnings estimates are predicated on the assumption that new and existing products and markets operate at underwritten levels. Additionally, these estimates include the following assumptions, among others:

•	Organic premium revenue growth is expected to be approximately 13% to 14%;
•	Investment income and other revenue is expected to be consistent with the prior year;
•	Health benefits ratio in the low 83% range of premium revenues for the full year;

•	Selling, general and administrative expenses in the 12.5% to 13.0% range as a percent of total revenue; and
•	Shares outstanding of approximately 53.5 million which includes common share equivalents that have a dilutive potential when the Company reports net income.

Forward-looking Guidance for Full-Year 2008

	GAAP Guidance	Impact of Litigation Settlement	Adjusted Guidance
Diluted EPS range	$(1.45) - $(1.35)	$(3.75)	$2.30 - $2.40

Basic shares	52,500,000		52,500,000
Diluted shares	52,500,000		53,500,000

Management believes that excluding the impact of the litigation settlement improves the comparability of the Company's results between periods.

Second Quarter Earnings Call
AMERIGROUP senior management will discuss the Company’s second quarter results on a conference call Thursday, July 24, 2008 at 8:30 a.m. Eastern Time. The call can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 51352685. The replay will be available shortly after the conclusion of the call until Thursday, July 31, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites approximately two hours following the conclusion of the live broadcast.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector.  Through its subsidiaries, AMERIGROUP Corporation serves approximately 1.7 million people in Florida, Georgia, Maryland, New Jersey, New Mexico, New York, Ohio, South Carolina, Tennessee, Texas and Virginia.  For more information, visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements related to expected 2008 earnings which are subject to numerous factors, many of which are outside of our control, including completion of the qui tam litigation settlement, the final terms of any qui tam settlement, the tax deductibility of the qui tam settlement, our cash balances, the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, interest rates, actions by the Federal Reserve, including changes in the Federal Funds Rate, our ability to enter into new markets or remain in our existing markets, earnings per share and net income growth. These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; changes in interest rates; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, the introduction of new or costly treatments and technology, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of healthcare use; our ability to enter into new markets or remain in our existing markets; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; catastrophes, including acts of terrorism or severe weather; and the unfavorable resolution of pending litigation. There can also be no assurance that we will achieve the estimated earnings discussed in this release or that our actual results for 2008 will not differ materially from our current estimates. Our ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of our control.

Investors should also refer to our Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Premium	$1,111,181	$985,952	$2,176,947	$1,805,546
Investment income and other	18,463	17,820	41,072	30,543
Total revenues	1,129,644	1,003,772	2,218,019	1,836,089
Expenses:
Health benefits	911,471	818,848	1,786,392	1,502,156
Selling, general and administrative(1)	148,084	121,401	292,614	227,518
Litigation settlement	234,205	-	234,205	-
Depreciation and amortization	8,871	7,478	17,648	15,852
Interest	2,899	3,858	6,353	4,363
Total expenses	1,305,530	951,585	2,337,212	1,749,889
(Loss) income before income taxes	(175,886)	52,187	(119,193)	86,200
Income tax (benefit) expense	(13,347)	19,400	8,253	32,120
Net (loss) income	$(162,539)	$32,787	$(127,446)	$54,080

Diluted net (loss) income per share	$(3.07)	$0.61	$(2.40)	$1.01

Weighted average number of common shares and dilutive potential common shares outstanding	52,953,851	53,523,482	53,064,818	53,628,571

(1) Includes premium tax of:	$22,119	$21,831	$44,145	$40,174

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Premium revenue	98.4%	98.2%	98.1%	98.3%
Investment income and other	1.6	1.8	1.9	1.7
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits (1)	82.0%	83.1%	82.1%	83.2%
Selling, general and administrative expenses	13.1%	12.1%	13.2%	12.4%
(Loss) income before income taxes	(15.6)%	5.2%	(5.4)%	4.7%
Net (loss) income	(14.4)%	3.3%	(5.7)%	2.9%

(1)	The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of our members we served in each state as of June 30, 2008 and 2007. Because we receive two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted twice in the states where we offer SNP plans.

	June 30,
	2008	2007
Texas(1)	458,000	450,000
Tennessee(2)	353,000	182,000
Florida	221,000	200,000
Georgia	197,000	220,000
Maryland	158,000	143,000
New York	112,000	117,000
New Jersey	101,000	100,000
Ohio	57,000	53,000
District of Columbia	34,000	39,000
Virginia	25,000	23,000
South Carolina	4,000	—
Total	1,720,000	1,527,000

(1)	Membership includes approximately 13,000 members under an Administrative Services Only (ASO) contract in 2007.
(2)	Membership includes approximately 166,000 under an ASO contract in 2008.

The following table sets forth the approximate number of our members in each of our products as of June 30, 2008 and 2007. Because we receive two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	June 30,
Product	2008	2007
TANF (Medicaid)(1)	1,181,000	1,039,000
SCHIP	281,000	271,000
ABD (Medicaid)(2)	206,000	171,000
FamilyCare (Medicaid)	44,000	41,000
Medicare Advantage	8,000	5,000
Total	1,720,000	1,527,000

(1) Membership includes 125,000 members under an ASO contract in Tennessee in 2008.
(2) Membership includes 41,000 members under ASO contracts in Tennessee in 2008 and 13,000 ASO contract members in Texas in 2007.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2008	2007

Assets

Current assets:
Cash and cash equivalents	$537,528	$487,614
Short-term investments	153,409	199,947
Restricted investments held as collateral	351,318	351,318
Premium receivables	111,761	82,940
Deferred income taxes	29,546	23,475
Prepaid expenses, provider and other receivables and other	75,645	82,914
Total current assets	1,259,207	1,228,208

Property, equipment and software, net	100,004	97,933
Goodwill and other intangible assets, net	251,382	263,009
Long-term investments, including investments on deposit for licensure	497,545	469,218
Deferred income taxes	12,760	12,075
Other long-term assets	19,231	18,178
	$2,140,129	$2,088,621

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$541,744	$541,173
Unearned revenue	74,708	55,937
Accounts payable	5,168	6,775
Litigation settlement accrual	234,205	-
Accrued expenses and other	134,070	167,188
Current portion of long-term debt and capital leases	1,110	27,935
Total current liabilities	991,005	799,008

Long-term debt and capital leases	361,204	361,458
Other long-term liabilities	14,226	14,248
Total liabilities	1,366,435	1,174,714

Stockholders’ equity:
Common stock, $.01 par value	535	532
Additional paid-in capital, net of treasury stock	401,277	411,193
Other comprehensive income	(2,854)	-
Retained earnings	374,736	502,182
Total stockholders’ equity	773,694	913,907
	$2,140,129	$2,088,621

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended June 30,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(127,446)	$54,080
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	17,648	15,852
Loss (gain) on disposal of property, equipment and software	259	(5)
Deferred tax benefit	(5,093)	(5,200)
Compensation expense related to share-based payments	5,411	4,296
Impairment of goodwill	8,808	-
Changes in assets and liabilities increasing (decreasing) cash flows from operations:
Premium receivables	(28,821)	(14,122)
Prepaid expenses, provider and other receivables and other current assets	5,228	235
Other assets	(2,198)	(3,004)
Claims payable	571	81,990
Litigation settlement accrual	234,205	-
Unearned revenue	18,771	37,964
Accounts payable, accrued expenses and other current liabilities	(31,481)	(9,806)
Other long-term liabilities	(22)	5,143
Net cash provided by operating activities	95,840	167,423

Cash flows from investing activities:
Purchase of restricted investments held as collateral, net	-	(351,318)
Purchase of convertible note hedge instruments	-	(52,702)
Proceeds from sale of warrant instruments	-	25,662
Proceeds from sale of investments, net	15,867	42,929
Purchase of investments on deposit for licensure, net	(2,173)	(13,596)
Purchase of property, equipment and software	(17,514)	(20,198)
Net cash used in investing activities	(3,820)	(369,223)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	-	260,000
Borrowings under credit facility	-	351,318
Repayments of borrowings under credit facility	(26,786)	(221,318)
Payment of debt issuance costs	-	(11,483)
Payment of capital lease obligations	(293)	(482)
Proceeds and tax benefits from exercise of stock options and other, net	4,233	5,153
Treasury stock purchases	(19,260)	-
Net cash (used in) provided by financing activities	(42,106)	383,188
Net increase in cash and cash equivalents	49,914	181,388
Cash and cash equivalents at beginning of period	487,614	176,718
Cash and cash equivalents at end of period	$537,528	$358,106